DAILY INCOME FUND

Certificate of Amendment
for
RNT Natixis Liquid Prime Portfolio

The undersigned, being the duly elected and acting Secretary of Daily Income Fund, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Sections 5.11, 5.12, 8.3 and 10.1 of the Declaration of Trust dated January 20, 1994, as amended (the “Declaration of Trust”), and pursuant to a unanimous written consent dated July 29, 2013, the Declaration of Trust is amended by this Certificate of Amendment as follows:

(1) Termination of Portfolio.  The RNT Natixis Liquid Prime Portfolio and the establishment and designation thereof are abolished.

(2) Incorporation of Defined Terms.  All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 30th day of September, 2013.

/s/ Christine Manna
Secretary

ACKNOWLEDGEMENT

State of New York              )
          ) : ss

County of  New York        )

September 30, 2013

Then personally appeared the above named Christine Manna and acknowledged the foregoing instrument to be her free act and deed.

Before me,

/s/ Theresa E. Tschetter

Notary Public
My Commission Expires: 4/19/2014

                                                                   {B1632319;1}